Exhibit 99.1

QTS REPORTS THIRD QUARTER
2014 OPERATING RESULTS

OVERLAND PARK, Kan. – October 28, 2014 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the third quarter ended September 30, 2014. The Company completed its initial public offering on October 15, 2013, pursuant to which the Company became the general partner of QualityTech, LP (the “Predecessor”). The following financial data for the three and nine months ended September 30, 2014, three months ended June 30, 2014, and as of September 30, 2014 and December 31, 2013 is that of the Company. The financial data for the three and nine months ended September 30, 2013 is that of the Predecessor.

Third Quarter Highlights

•	Reported Operating FFO of $18.1 million in the third quarter of 2014, an increase of 34.7% compared to the third quarter of 2013. Operating FFO for the third quarter of 2014 on a fully diluted per share basis was $0.49 per share.

•	Executed new and modified leases aggregating to a net increase of $25.6 million in incremental annualized rent, net of downgrades, which brought the Company’s booked-not-billed annualized rent to $62.6 million. This includes a 19 megawatt (“MW”) signing with a customer who chose our world class Richmond facility for a new 12 MW lease after a nation-wide search. This customer also signed an expansion lease for an additional 7 MW footprint in the Company’s Atlanta-Metro facility, where they are currently a tenant. Both the net sales activity and booked-not-billed balances are the highest levels in the Company’s history.

•	Reported Adjusted EBITDA of $26.1 million in the third quarter of 2014, an increase of 32.4% compared to the third quarter of 2013.

•	Reported NOI of $36.2 million in the third quarter of 2014, an increase of 23.6% compared to the third quarter of 2013.

•	Total revenues of $57.9 million recognized in the third quarter 2014, an increase of 25.9% compared to the third quarter 2013. Monthly Recurring Revenue (“MRR”) as of September 30, 2014 increased by 19.7% to $16.5 million compared to MRR as of September 30, 2013.

•	Acquired former 317,000 square foot Sun Times Press facility in Chicago for approximately $18 million.

•	Completed $300 million unsecured senior notes issuance with a coupon interest rate of 5.875% and a term of eight years.

1 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

“Our unique model offering a fully integrated technology services platform on world class real estate continues to drive the success of our business. We are pleased with our continued growth and financial performance as evidenced by our third quarter results,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “In addition, our record leasing and booked-not-billed backlog provides good visibility for the future. Our exciting 19 MW win is a great example of our ability to leverage our scale and cost advantage to strategically pursue large, profitable C1 business. This customer saw the value in our mega-scale infrastructure in our Richmond facility and wanted to continue to grow in our Atlanta-Metro facility based on their experiences with our premium customer service. Our powered shell capacity allows us to pursue strategic C1 opportunities to accelerate our core underlying growth rates driven from the engine of our business, C2 colocation and C3 cloud and managed services.”

Financial Results

Net income recognized in the third quarter of 2014 was $4.0 million ($0.11 per basic and diluted share) compared to net income of $2.7 million recognized in the third quarter of 2013. QTS generated Operating FFO of $18.1 million in the third quarter of 2014, an increase of approximately 34.7% compared to $13.4 million for the third quarter of 2013. Additionally, QTS generated $26.1 million of Adjusted EBITDA in the third quarter of 2014, an increase of 32.4% compared to $19.7 million for the third quarter of 2013. MRR as of September 30, 2014 was $16.5 million, an increase of 19.7% compared to MRR as of September 30, 2013 of $13.8 million, with total revenues increasing by 25.9% to $57.9 million for the third quarter 2014 compared to $46.0 million for the third quarter 2013.

As discussed in the prior quarter’s earnings release, the Company recorded a one-time restructuring charge aggregating to approximately $1.0 million in the second quarter of 2014, with an additional $0.2 million incurred in the third quarter of 2014. Additionally, the Company obtained a refund of certain transaction costs incurred related to the Princeton acquisition aggregating to $0.2 million which were recognized in the third quarter of 2014. Both items were removed when calculating Operating FFO and Adjusted EBITDA.

Leasing Activity

During the third quarter of 2014, QTS entered into customer leases representing approximately $2.1 million of incremental MRR, net of downgrades, (which represents approximately $25.6 million of incremental annualized rent). Overall and custom data center (C1) third quarter 2014 new/modified blended lease rates were impacted by the signing of several significant C1 contracts with a strategic customer during the third quarter of 2014. Pricing for this strategic customer reflects its unique power commitment, lease size and custom solution. The solution for this customer meets our targeted return, and the size of the contract lowers the overall lease rates per square foot for C1 as well as the total overall rates per square foot compared to previous periods. The average new colocation (C2)/cloud and managed services (C3) lease rate was in line with the trailing four quarter rate. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

During the third quarter of 2014, QTS renewed leases with a total annualized rent of $5.2 million at an average rent per square foot of $669, which was 2.9% lower than their annualized rent prior to their respective renewals, which was driven by the change in product mix for renewals of two larger leases. If these two renewals were excluded from the renewal base, rates would have increased by 3.6% for the third quarter of 2014. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low single digits annually. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) for the third quarter of 2014 was 1.1%.

2 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

During the third quarter of 2014, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $1.6 million of MRR (and representing approximately $18.7 million of annualized rent) at $520 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $1.7 million of MRR (representing approximately $20.7 million of annualized rent) at $365 per square foot. The difference in these commencements on a per square foot basis is largely due to the timing and magnitude of C1 lease commencements relative to C2/C3 lease commencements. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

As of September 30, 2014, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2014) was approximately $5.2 million, or $62.6 million of annualized rent, the highest amount in the Company’s history, and compares to $41.0 million at June 30, 2014, which was also at a record level at that time. Of this booked-not-billed balance, approximately $0.6 million of MRR was attributable to new customers and approximately $4.6 million of MRR was attributable to existing customers. The booked-not-billed balance is expected to contribute an incremental $2.2 million to revenue in 2014 (representing $10.5 million in annualized revenues), an incremental $11.9 million in 2015 (representing $22.8 million in annualized revenues), an incremental $11.3 million in 2016 (representing $15.0 million in annualized revenues), and an incremental $14.4 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the third quarter of 2014, the Company brought online approximately 83,000 net rentable square feet (“NRSF”) of raised floor at an aggregate cost of approximately $65 million. In addition, during the third quarter of 2014 the Company continued redevelopment of the Dallas – Fort Worth, Atlanta – Metro, Richmond, Atlanta – Suwanee and Sacramento facilities.

On July 8, 2014, QTS completed the acquisition of the former Sun Times Press facility in downtown Chicago, Illinois, for approximately $18 million. The facility currently contains approximately 317,000 gross square feet with capacity for approximately 133,000 square feet of raised floor and 24 MW of power. QTS intends to redevelop the facility which will increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37 MW of power. The facility also has access to long-haul fiber and is situated on 30 acres of land that can be further developed.

Balance Sheet and Liquidity

As of September 30, 2014, QTS’s total debt balance was $590.9 million, resulting in a debt to annualized Adjusted EBITDA of 5.7x. This ratio was impacted by various portions of QTS’s portfolio that were recently placed in service and had not yet produced a stabilized Adjusted EBITDA. In addition, the Company had incurred costs included in construction in progress related to revenue which will begin to ramp in 2015 and 2016 associated with the Company’s record booked-not-billed backlog of $62.6 million in annualized monthly recurring revenue. As the revenues associated with this backlog commence, the Company expects its long term debt to Adjusted EBITDA ratio to improve.

On July 23, 2014, the Company closed on its offering of $300 million of unsecured 5.875% Senior Notes due 2022 (“the Notes”). The Notes have an interest rate of 5.875% per annum and were issued at a price equal to 99.211% of their face value. The proceeds from the offering were used to repay amounts outstanding under the unsecured credit facility, including $75 million outstanding under the unsecured term loan, with the remaining proceeds used to repay a portion of amounts outstanding under the unsecured revolving credit facility. The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our subsidiaries. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

3 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

In addition to the Notes discussed above, the Company increased its borrowing capacity by an additional $50 million in its credit facilities during the three months ended September 30, 2014. $40 million is related to the Richmond Credit Facility and $10 million to the Unsecured Revolving Credit facility.

2014 Guidance

QTS is maintaining its 2014 guidance for Adjusted EBITDA to a range of $97.0 million to $101.0 million. QTS is maintaining its 2014 guidance of Operating FFO to a range of $73.0 million to $77.0 million, or Operating FFO per share of $1.95 to $2.05. QTS is maintaining its 2014 guidance on development Capital Expenditures, excluding acquisitions, of approximately $200 million.

This guidance is calculated based on core revenue growth, excluding acquisitions, in the mid to high teens (which ramp during the year), annual rental churn of 5-8%, and does not contemplate any additional acquisitions, dispositions or financing activities other than those which have already been disclosed.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call October 29, 2014, at 11:00 a.m., Eastern time (10:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 9539855 and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast, earnings presentation and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE:QTS) is a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. The Company’s data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. The Company has a fully integrated platform through which it owns and operates its data centers and provides a broad range of information technology infrastructure solutions. The Company believes that it owns and operates one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and has the capacity to more than double its leased raised floor square footage without constructing any new buildings. The Company’s portfolio is currently leased to over 850 customers comprised of companies of all sizes representing an array of industries

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

4 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; national and local economic conditions; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties and operations; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

5 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

The following financial data as of September 30, 2014 and December 31, 2013 is that of the Company.

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Real Estate Assets
Land	$48,576	$30,601
Buildings and improvements	894,014	728,230
Less: Accumulated depreciation	(168,210)	(137,725)
	774,380	621,106

Construction in progress	174,470	146,904
Real Estate Assets, net	948,850	768,010
Cash and cash equivalents	5,045	5,210
Rents and other receivables, net	13,928	14,434
Acquired intangibles, net	18,745	5,396
Deferred costs, net (1)	33,686	19,150
Prepaid expenses	4,042	1,797
Other assets, net (2)	25,853	17,359
TOTAL ASSETS	$1,050,149	$831,356

LIABILITIES
Mortgage notes payable	$87,175	$88,839
Unsecured credit facility	197,000	256,500
Senior notes	297,671	-
Capital lease obligations	9,042	2,538
Accounts payable and accrued liabilities	52,094	63,204
Dividends payable	10,541	8,965
Advance rents, security deposits and other liabilities	3,217	3,261
Deferred income	9,529	7,892
Derivative liability	-	453
TOTAL LIABILITIES	666,269	431,652

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 29,016,774 and 28,972,774 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	290	289
Additional paid-in capital	321,119	318,834
Accumulated other comprehensive loss	-	(357)
Accumulated dividends in excess of earnings	(18,599)	(3,799)
Total stockholders’ equity	302,810	314,967
Noncontrolling interests	81,070	84,737
TOTAL EQUITY	383,880	399,704
TOTAL LIABILITIES AND EQUITY	$1,050,149	$831,356

(1)	As of September 30, 2014 and December 31, 2013, deferred costs, net, included $14.5 million and $7.3 million of deferred financing costs, respectively, and $19.2 million and $11.9 million of deferred leasing costs, respectively.

(2)	As of September 30, 2014 and December 31, 2013, other assets, net, primarily included $23.3 million and $14.2 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and corporate software related assets.

6 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and

Comprehensive Income (Loss)

(unaudited and in thousands)

The following financial data for the three and nine months ended September 30, 2014 and three months ended June 30, 2014 is that of the Company. The following financial data for the three and nine months ended September 30, 2013 is that of its Predecessor.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Revenues:	2014	2014	2013	2014	2013
Rental	$45,448	$41,966	$37,595	$127,993	$106,184
Recoveries from customers	6,131	3,852	3,603	13,674	9,925
Cloud and managed services	5,242	4,970	4,393	14,443	12,828
Other (1)	1,124	550	429	2,116	1,521
Total revenues	57,945	51,338	46,020	158,226	130,458
Operating expenses:
Property operating costs	20,369	16,529	15,638	53,121	44,930
Real estate taxes and insurance	1,377	1,118	1,101	3,713	3,304
Depreciation and amortization	15,210	13,817	12,136	42,274	34,197
General and administrative (2)	11,045	11,473	10,097	33,296	29,387
Restructuring (3)	226	1,046	-	1,272	-
Transaction costs (4)	(195)	1,089	-	958	-
Total operating expenses	48,032	45,072	38,972	134,634	111,818

Operating income	9,913	6,266	7,048	23,592	18,640

Other income and expense:
Interest income	-	-	4	8	17
Interest expense	(5,410)	(2,208)	(4,343)	(9,683)	(15,977)
Other expense, net (5)	(470)	(110)	-	(580)	(3,277)
Income (loss) before taxes	4,033	3,948	2,709	13,337	(597)
Tax expense of taxable REIT subsidiaries	(27)	(27)	-	(82)	-
Net income (loss)	4,006	3,921	2,709	13,255	(597)
Net income attributable to noncontrolling interests (6)	(849)	(831)	-	(2,810)	-
Net income (loss) attributable to QTS Realty Trust, Inc	3,157	3,090	2,709	10,445	(597)
Unrealized gain on swap (7)	-	127	8	-	220
Comprehensive income (loss)	$3,157	$3,217	$2,717	$10,445	$(377)

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.0 million, $0.2 million and $0.2 million for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Straight line rent was $1.3 million and $0.4 million for the nine months ended September 30, 2014 and 2013, respectively.

(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, and other corporate general and administrative expenses. General and administrative expenses were 19.1%, 22.3%, and 21.9% of total revenues for the three month periods ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively. General and administrative expenses were 21.0% and 22.5% of total revenues for the nine month periods ended September 30, 2014 and 2013, respectively.
(3)	Restructuring costs – For the three and nine months ended September 30, 2014, the Company incurred $0.2 million and $1.3 million, respectively, in restructuring costs related to severance costs associated with various remote employees.
(4)	Transaction costs – For the three and nine months ended September 30, 2014, the Company recognized $(0.2) million and $1.0 million, respectively, in costs related to the examination of actual and potential acquisitions. The Company received a refund for previously recognized costs during the three months ended September 30, 2014, which is reflected within transaction costs above. There were no transaction costs incurred for the three and nine months ended September 30, 2013.
(5)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Noncontrolling interest – Concurrently with the completion of the initial public offering, the Company consummated a series of transactions pursuant to which the Company became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. Certain prior owners of QualityTech, LP retained 21.2% of ownership in the operating partnership.
(7)	Unrealized gain (loss) on swap – For derivative instruments that are accounted for as hedges, or for the effective portions of qualifying hedges, the change in fair value is recorded as unrealized gains (losses) on swap and is included in other comprehensive income (loss). The swaps that the Company previously held matured in September 2014, therefore, all gains were realized within the period and there was no unrealized gain or loss recognized in the Combined Consolidated Statements of Operations and Comprehensive Income (Loss) for the three or nine months ended September 30, 2014.

7 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
FFO
Net income (loss)	$4,006	$3,921	$2,709	$13,255	$(597)
Real estate depreciation and amortization	13,596	12,203	10,731	37,663	30,348
FFO	17,602	16,124	13,440	50,918	29,751

Write off of unamortized deferred finance costs	470	110	-	580	3,277
Restructuring costs	226	1,046	-	1,272	-
Transaction costs	(195)	1,089	-	958	-
Operating FFO *	18,103	18,369	13,440	53,728	33,028

Maintenance Capex	(1,877)	(22)	(492)	(1,972)	(2,240)
Leasing Commissions paid	(5,516)	(2,839)	(2,374)	(10,604)	(6,889)
Amortization of deferred financing costs	522	621	588	1,725	2,193
Non real estate depreciation and amortization	1,612	1,616	1,406	4,610	3,849
Straight line rent revenue	(961)	(170)	(229)	(1,283)	(428)
Straight line rent expense	72	74	83	221	246
Equity-based compensation expense	925	1,065	510	2,901	1,305
Adjusted Operating FFO *	$12,880	$18,714	$12,932	$49,326	$31,064

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

8 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
EBITDA and Adjusted EBITDA
Net income (loss)	$4,006	$3,921	$2,709	$13,255	$(597)
Interest expense	5,410	2,208	4,343	9,683	15,977
Interest income	-	-	(4)	(8)	(17)
Tax expense of taxable REIT subsidiaries	27	27	-	82	-
Depreciation and amortization	15,210	13,817	12,136	42,274	34,197
EBITDA	24,653	19,973	19,184	65,286	49,560

Write off of unamortized deferred finance costs	470	110	-	580	3,277
Equity-based compensation expense	925	1,065	510	2,901	1,305
Restructuring costs	226	1,046	-	1,272	-
Transaction costs	(195)	1,089	-	958	-
Adjusted EBITDA	$26,079	$23,283	$19,694	$70,997	$54,142

9 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Net Operating Income (NOI)
Net income (loss)	$4,006	$3,921	$2,709	$13,255	$(597)
Interest expense	5,410	2,208	4,343	9,683	15,977
Interest income	-	-	(4)	(8)	(17)
Depreciation and amortization	15,210	13,817	12,136	42,274	34,197
Write off of unamortized deferred finance costs	470	110	-	580	3,277
Tax expense of taxable REIT subsidiaries	27	27	-	82	-
Restructuring costs	226	1,046	-	1,272	-
Transaction costs	(195)	1,089	-	958	-
General and administrative expenses	11,045	11,473	10,097	33,296	29,387
NOI (1)	$36,199	$33,691	$29,281	$101,392	$82,224
Breakdown of NOI by facility:
Atlanta-Metro data center	$14,752	$15,194	$13,740	$44,348	$38,739
Atlanta-Suwanee data center	9,046	8,578	7,517	25,798	20,945
Santa Clara data center	3,301	3,318	2,801	9,349	8,299
Richmond data center	3,772	3,339	2,859	10,158	7,538
Sacramento data center	1,938	2,339	1,752	6,601	5,638
Princeton data center	2,066	23	-	2,089	-
Dallas-Fort Worth data center	420	-	-	420	-
Other data centers	904	900	612	2,629	1,065
NOI (1)	$36,199	$33,691	$29,281	$101,392	$82,224

(1)	Includes facility level general and administrative expense allocation charges of 4% of revenue which aggregated to $2.3 million, $2.0 million and $1.8 million for the three month periods ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively, and $6.3 million and $5.2 million for the nine month periods ended September 30, 2014 and 2013, respectively.

10 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
Recognized MRR in the period
Total period revenues (GAAP basis)	$57,945	$51,338	$46,020	$158,226	$130,458
Less: Total period recoveries	(6,131)	(3,852)	(3,603)	(13,674)	(9,925)
Total period deferred setup fees	(1,125)	(1,164)	(1,263)	(3,508)	(3,450)
Total period straight line rent and other	(1,726)	(1,107)	(1,240)	(3,711)	(3,385)
Recognized MRR in the period	48,963	45,215	39,914	137,333	113,698

MRR at period end
Total period revenues (GAAP basis)	$57,945	$51,338	$46,020	$158,226	$130,458
Less: Total revenues excluding last month	(38,439)	(34,000)	(30,448)	(138,720)	(114,886)
Total revenues for last month of period	19,506	17,338	15,572	19,506	15,572
Less: Last month recoveries	(1,771)	(1,464)	(1,219)	(1,771)	(1,219)
Last month deferred setup fees	(391)	(421)	(427)	(391)	(427)
Last month straight line rent and other	(823)	582	(127)	(823)	(127)
MRR at period end	$16,521	$16,035	$13,799	$16,521	$13,799

11 QTS Q3 Earnings 2014	Contact: IR@qtsdatacenters.com